AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 13, 2008, by and among Terex Corporation, a Delaware corporation (“Parent”); Terex Minnesota, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Sub”); and A.S.V., Inc., a Minnesota corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Sub to make a tender offer (such tender offer, as it may be amended or supplemented from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $.01 per share (the “Shares” or “Common Stock”), of the Company at a price of $18.00 per share, net to the seller in cash, without interest (such amount, or any greater amount per Share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sub will merge with and into the Company (the “Merger”) and each issued and outstanding Share not owned directly or indirectly by Parent or by any Subsidiary of the Company, except Shares held by holders who comply with the provisions of the Minnesota Business Corporation Act (“MBCA”) regarding the right of shareholders to dissent from the Merger and receive the fair value of their Shares, will be converted into the right to receive the Offer Price;
     WHEREAS, the respective boards of directors of each of the Company, Parent and Sub have each determined that the Plan of Merger, the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective shareholders and have approved the Plan of Merger, this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of the Company is recommending that the holders of Shares accept the Offer, tender their Shares into the Offer, and, if required, approve the Plan of Merger and this Agreement; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into a Short Form Merger Option Agreement (the “Merger Option Agreement”), pursuant to which the Company has granted Parent and Sub an option to purchase Shares upon the terms and subject to the conditions set forth in the Merger Option Agreement; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, a shareholder of the Company is entering into a Tender, Voting and Option Agreement with Parent (the “Shareholder Agreement”).

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:
ARTICLE I
THE OFFER
          Section 1.1 The Offer.
          (a) Provided that this Agreement has not been terminated in accordance with Section 9.1 and nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I (the “Offer Conditions”) (other than clauses (i) and (ii) and subclauses (e) and (f) of clause (iii) thereof), as promptly as reasonably practicable after the date hereof, but in any event within ten (10) business days after the date of this Agreement, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Offer for all of the outstanding Shares for a price per Share equal to the Offer Price. The date on which Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”.
          (b) As promptly as practicable on the later of: (i) the earliest date as of which Sub is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived, Sub shall (and Parent shall cause Sub to) accept for payment all Shares tendered pursuant to the Offer (and not validly withdrawn). The obligation of Sub to accept for payment Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Promptly after the acceptance for payment of any Shares tendered pursuant to the Offer, Sub shall pay for such Shares.
          (c) Parent and Sub expressly reserve the right to waive any of the conditions of the Offer and to make any change in the terms of or conditions to the Offer, including without limitation, increasing the Offer Price, provided that, unless otherwise expressly provided in this Agreement or previously approved by the Company in writing, neither Parent nor Sub shall:
               (i) change or waive the Minimum Tender Condition (as defined in Annex I);
               (ii) decrease the number of Shares sought to be purchased by Sub in the Offer;
               (iii) reduce the Offer Price;
               (iv) extend or otherwise change the expiration date of the Offer (except as set forth in Section 1.1(d));

               (v) change the form of consideration payable in the Offer; or
               (vi) amend or modify any of the Offer Conditions or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.
          (d) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is twenty (20) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, (i) Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NASDAQ Stock Market that is applicable to the Offer; provided, that in no event shall Sub be required to extend the Offer beyond the Outside Date, (ii) if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Sub shall extend the Offer for one or more periods ending no later than the Outside Date, to permit such Offer Condition to be satisfied (provided, however, that if all of the Offer Conditions other than the Minimum Tender Condition are satisfied, Sub shall have the right, but not the obligation, to terminate the Offer 30 days after the date on which all of the Offer Conditions, other than the Minimum Tender Condition, are satisfied; provided, further, that Sub may not exercise such right to terminate the Offer if a Competing Proposal has been publicly announced and not been withdrawn); provided, however, that no individual extension shall be for a period of more than five (5) business days (unless otherwise consented in writing by the Company) (the period commencing on the Offer Commencement Date and ending on the Acceptance Time (as hereinafter defined) is referred to as the “Initial Offering Period”), and (iii) following the Initial Offering Period, Sub may, in its sole discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act if, immediately following the Acceptance Time, Parent, Sub and their respective Subsidiaries and Affiliates beneficially own less than 90% of the Shares outstanding at that time (which shares beneficially owned shall include shares tendered in the Offer and not withdrawn). Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Sub to, and Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn during such subsequent offering period promptly after any such Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14d-11 and Rule 14e-1(c) promulgated under the Exchange Act.
          (e) The Offer may be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), but only if this Agreement is validly terminated in accordance with Section 9.1.
          Section 1.2 Actions of Parent and Sub.
          (a) On the Offer Commencement Date, Parent and Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain Sub’s offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”), which shall comply in all material respects with applicable federal securities laws, and (ii) cause the Offer Documents to be disseminated to holders of Shares as required by applicable law. The Offer shall be conducted in compliance in all material respects with the Exchange Act.
          (b) Parent and Sub shall cause the Offer Documents to (i) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents.
          (c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC. Parent and Sub shall (i) promptly provide the Company and its counsel with a copy of any written comments or a description of any oral comments received by Parent or Sub (or by counsel to Parent or Sub) from the SEC or its staff with respect to the Offer Documents and (ii) give the Company and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to filing thereof with the SEC. Each of Parent and Sub shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.
          (d) To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder: (i) each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Shares.
          (e) Parent shall cause to be provided to Sub all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer, and shall cause Sub to perform, on a timely basis, all of Sub’s obligations under this Agreement.
          (f) If required, Parent and Sub shall timely file with the Commissioner of Commerce of the State of Minnesota a registration statement relating to the Offer in accordance with the requirements of Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Shares by means of inclusion in the Offer Documents the information set forth in the registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes. If the effectiveness of the Offer is suspended pursuant to Chapter 80B of the Minnesota Statutes and Parent reasonably believes such suspension would delay the purchase of the Shares past the Initial Expiration Date, the Company and Parent shall, at the request of Parent, take all actions reasonably necessary and permitted under applicable law for the amendment of this Agreement to provide for the termination of the Offer and the consummation of the transactions contemplated hereby through a one-step merger structure in which the Company would merge with Sub with the Company surviving.

          Section 1.3 Actions by the Company.
          (a) The Company hereby approves of and consents to the Offer and represents that (i) the board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions approving the plan of merger (as such term is used in Section 302A.611 of the MBCA), a copy of which is attached hereto as Exhibit A (the “Plan of Merger”) and this Agreement, (ii) the Company Board, at a meeting duly called and held, duly adopted resolutions approving the Offer and the Merger, (iii) the Company Board, at a meeting duly called and held, duly adopted resolutions determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the shareholders of the Company (the “Company Shareholders”), and (iv) the Company Board, at a meeting duly called and held, duly adopted resolutions recommending that the Company Shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required, approve the Plan of Merger and this Agreement (the “Company Board Recommendation”); provided, however, that the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent only prior to the Acceptance Time and, in any case, only in accordance with Section 7.3 of this Agreement. At a meeting duly called and held prior to the execution of this Agreement, the Merger Option Agreement and the Shareholder Agreement, a duly authorized special committee of the Company Board consisting solely of “disinterested directors” (as defined in Section 302A.673 of the MBCA) of the Company who also satisfied the requirements of Section 302A.675, subdivision 2 of the MBCA duly and unanimously adopted resolutions approving the Plan of Merger, this Agreement, the Merger Option Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby for purposes of Sections 302A.673, 302A.671 and 302A.675 of the MBCA. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation to the extent such Company Board Recommendation is not withheld or withdrawn in accordance the requirements of the fiduciary obligations of the Company Board. To the extent the foregoing recommendation has been withdrawn, amended or modified in accordance with the requirements of the fiduciary obligations of the Company Board, the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents. The Company shall use its reasonable efforts to obtain all necessary consents to permit the inclusion in its entirety of the fairness opinion of Goldman, Sachs & Co. in the Schedule 14D-9 (as defined below) and, in each case, as necessary, the Proxy/Information Statement (including the form of proxies) or information statement relating to the vote of the Company Shareholders with respect to the Plan of Merger and this Agreement (as amended, supplemented or modified, the “Proxy/Information Statement”).
          (b) On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Shares to the extent required by applicable federal securities laws) disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”), which shall comply in all material respects with applicable federal securities laws, that, subject to fiduciary obligations of the Company Board, shall contain the Company Board Recommendation. To the extent the Company Board Recommendation has not been so withdrawn, modified or amended, (i) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule

14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and (ii) the Company shall: (A) promptly provide Parent and its counsel with a copy of any written comments and a description of any oral comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9; (B) give Parent and its counsel a reasonable opportunity to review and comment on any response formulated in connection with such comments prior to the filing thereof with the SEC, and (C) respond promptly to any such comments. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no covenant is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder: (A) each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC. Parent and Sub shall promptly furnish to the Company all information concerning Parent or Sub that may be reasonably requested in connection with any action contemplated by this Section 1.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Shareholders together with the Offer Documents disseminated to the Company Shareholders.
          (c) In connection with the Offer, the Company shall (i) instruct its transfer agent to furnish to Sub a list, as of the most recent practicable date, of the record holders of Shares and their addresses, as well as mailing labels containing such names and addresses and security position listings, non-objecting beneficial owner lists and any available computer list containing the names and addresses of the record holders of Shares as of the most recent practicable date and (ii) furnish Sub with such additional information (including any updated security position listings in the Company’s possession or reasonably obtainable by the Company) and assistance as Sub may reasonably request for purposes of communicating the Offer to the record holders and beneficial holders of Shares. All information furnished in accordance with this Section 1.3(c) shall be held in confidence by Parent and Sub in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Sub only in connection with the communication of the Offer and the dissemination of any Proxy/Information Statement to the holders of Shares.
          Section 1.4 Board of Directors.
          (a) Subject to compliance with applicable laws, after the first time that Sub accepts for payment and pays for any Shares tendered pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, the Company will, upon Parent’s request and subject to compliance with applicable law, take all actions reasonably necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (after giving effect to the directors elected or designated by Parent in accordance with this Section 1.4(a)) by (ii) the percentage that the number of Shares beneficially owned by Parent, Sub or any of their respective Affiliates bears to the total number of Shares outstanding at the Acceptance Time (determined on a fully-diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares). The Company will take all actions reasonably necessary to permit Parent’s designees to be elected to the Company Board in accordance with this Section 1.4(a), including using reasonable efforts to secure the resignation of directors, promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board, and/or amending the bylaws of the Company; provided, however, that prior to the Effective Time (as hereinafter defined), the Company Board shall always have at least three Continuing Directors. The Company shall, upon Parent’s request following the Acceptance Time, and at all times thereafter, also cause Persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable law and the rules of the NASDAQ Stock Market. Any and all members of the Company Board immediately prior to the Acceptance Time who remain on the Company Board after such designation by Parent pursuant to this Section 1.4(a) shall be referred to as “Continuing Directors”.
          (b) In the event that, prior to the Effective Time, the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors (or Continuing Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Continuing Director(s) for purposes of this Agreement. In the event that, prior to the Effective Time, no Continuing Director then remains, the other directors shall designate three Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
          (c) The Company’s obligation to cause Parent’s designees to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.4, so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.
          Section 1.5 Actions by Directors. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.4(a), and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize: (a) any amendment to or termination of this Agreement by the Company; (b) any amendment to the Company Charter or Company By-laws; (c) any extension of time for the performance of any of the obligations or other acts of Parent or Sub; (d) any waiver of compliance with any covenant of Parent or Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement; and (e) any other consent, action or recommendation by the Company or the Company Board with respect to this Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith. The authorization of any such matter by a majority of the Continuing Directors shall constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the MBCA, at the Effective Time, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Minnesota.
          Section 2.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when Articles of Merger meeting the requirements of Section 302A.615 of the MBCA shall have been duly executed and filed in accordance with such Section, or at such later date and time as is mutually agreed upon by Parent, Sub and the Company and is specified in the Articles of Merger in accordance with the MBCA, which Articles of Merger shall be filed as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VIII hereof.
          Section 2.3 Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement.
          Section 2.4 By-laws. The By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.
          Section 2.5 Board of Directors and Officers. The directors of Sub and the officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws.

          Section 2.6 Effects of Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.
          Section 2.7 Merger Without Meeting of Shareholders. In the event that Parent or any Subsidiary of Parent shall acquire ownership of at least 90% of the outstanding Shares as a result of the Offer or otherwise, the parties hereto shall take all necessary action to cause the Merger to become effective as soon as practicable after the acceptance for payment and payment for Shares by Sub pursuant to the Offer or otherwise after the acquisition of 90% of the outstanding Shares without a meeting of the Company Shareholders of the Company in accordance with Section 302A.621 of the MBCA.
ARTICLE III
CONVERSION OF SHARES
          Section 3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder thereof:
          (a) Each outstanding share of Common Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 10.12) of Parent or any subsidiary of the Company shall be canceled and no consideration shall be delivered in exchange therefor.
          (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 3.1(a) and other than Dissenting Shares (as defined in Section 3.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.
          (c) Each share of common stock (each a “Sub Share”) of Sub, issued and outstanding immediately prior to the Effective Time shall be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (d) If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.
          Section 3.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the

Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.
          (b) Surviving Corporation to Provide Funds. Immediately prior to the Effective Time, Parent or the Surviving Corporation shall deposit with the Paying Agent cash in an amount sufficient so that the Paying Agent may pay the aggregate Merger Consideration reasonably promptly after surrender of Certificates (such amounts, the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Common Stock and (ii) promptly applied to making the payments provided for in Section 3. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of shares of Common Stock nine months after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, holders of shares of Common Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the Merger Consideration, without interest, upon the surrender of any Certificates held by them.
          (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Common Stock Certificate as of immediately prior to the Effective Time, other than Parent, Sub or any other Subsidiary of Parent, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, in each case in form reasonably acceptable to the Company. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Common Stock Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1(b), and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Common Stock Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Common Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of such Common Stock Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Common Stock Certificate (other than those representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Common Stock Certificate shall have been converted pursuant to Section 3.1. If any Common Stock Certificate shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Common Stock Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any former shareholder of the Company for any cash or interest delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock (or Certificates) such amounts as it is required to deduct and withhold with respect to the payment of such consideration under all applicable Tax laws (as hereinafter defined) and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Common Stock Certificate formerly representing shares of Common Stock.
          Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the MBCA but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised dissenters’ rights with respect thereto in accordance with Section 302A.473 of the MBCA (the “Dissenting Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the fair value of such Shares in accordance with the provisions of such Section 302A.473 unless and until such holders fail to perfect or effectively withdraw or lose their rights to the payment of the fair value of such Shares under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of intent to demand the fair value of Shares or demand for payment in accordance with the provisions of such Section 302A.473, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice or demand and provide Parent, at Parent’s expense, the opportunity to direct all negotiations and proceedings with respect to such notices or demands under the MBCA so long as Parent does not create obligations for the Company effective prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such notice or demand or offer to settle or settle any such notice or demand.
          Section 3.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.
          Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
          Section 3.6 Stock Options. Options (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time under any Company stock option plan (“Company Stock Plan”), whether or not then exercisable, shall be canceled at the Effective Time and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. Notwithstanding the foregoing, in the event that the exercise price per Share of any Company Option equals or exceeds the Merger Consideration, then that Company Option shall be treated in the manner set forth on Section 3.6 of the Disclosure Schedule. All amounts payable pursuant to this Section 3.6 shall be subject to all applicable withholding of taxes and shall be paid promptly following the Effective Time. The Company shall use its reasonable best efforts to take all action necessary to effectuate the foregoing, including seeking to obtain any necessary consents of the holders of Options, and the adoption of any resolutions by the Company Board or the Compensation Committee of the Company Board determining that the foregoing treatment of Options is the appropriate adjustment of the Options in connection with the Merger (or otherwise is the appropriate interpretation of the relevant Company Stock Plan).
          Section 3.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the day which is no later than three (3) business days after the day on which the last of the conditions set forth in Article VIII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing. The date on which the closing occurs is referred hereto as the “Closing Date.”
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Sub, subject to and qualified by items disclosed in (x) the Company SEC Documents (as hereinafter defined) filed between December 31, 2005 and the date hereof (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement”, “Risk Factors” or any similar section or in any exhibit thereto and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (y) in the Disclosure Schedule delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item with respect to any Section of this Article IV in the Disclosure Schedule shall be deemed disclosure with respect to the other representations and warranties of the Company set forth in this Article IV other than the Section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent), as follows:
          Section 4.1 Organization, Standing and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or was formed and has all requisite power and authority to own, lease and operate its properties and assets and to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent a copy of its and its Subsidiaries’ Articles of Incorporation and By-laws or other equivalent organizational documents as currently in effect and neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws or other equivalent organizational documents. For purposes of this Agreement, “Material Adverse Effect” means any material adverse change in or effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from (a) a decrease in the market price of shares of Common Stock (provided that any underlying cause of such decline may be considered in determining whether there may be a Material Adverse Effect), (b) any change or effect generally affecting the United States financial or securities markets, the United States economy, or the industries or business segments in which the Company operates (unless the Company is affected in a manner significantly disproportionate relative to other participants in these industries or business segments), (c) changes in applicable laws or United States GAAP which do not affect the Company significantly disproportionately to other companies operating in the industries and business segments in which the Company operates, (d) any act of war or terrorism not affecting the Company significantly disproportionately to other companies operating in the industries and business segments in which the Company operates, (e) any failure, by itself, by the Company to meet any projections during any period ending (or for which results are released) after the date hereof (provided that the underlying cause for such failure may be considered in determining whether there may be a Material Adverse Effect), (f) the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees, (g) any action by Parent or any of its Affiliates prior to the date of this Agreement, or (h) any action or omission by the Company at the request or direction of Parent.
          Section 4.2 Capital Structure. The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on January 7, 2008, (i) there were issued and outstanding 26,733,552 shares of Common Stock, (ii) no shares of Preferred Stock were outstanding, and (iii) options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 2,135,303 shares of Common Stock as set forth in Section 4.2 of the Disclosure Schedule and exercisable at the prices set forth therein. All of the outstanding shares of Common Stock are duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s articles of incorporation or bylaws or any contract to which the Company is or was a party or otherwise bound. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the shareholders of the Company or any such Subsidiary on any matter. Except as otherwise set forth in this Section 4.2, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights (either preemptive or other and including any “phantom stock rights”, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind) to subscribe for or to purchase or the value of which is based on, or any outstanding options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or any of its Subsidiaries. The Company does not have outstanding any stock purchase rights or similar “poison pill” securities which grant the holders thereof any rights upon the acquisition of a specified percentage of the Shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options). Since January 7, 2008, except as permitted by this Agreement, the Company has not (i) issued any shares of capital stock except in connection with the exercise of securities referred to above or (ii) issued or granted any options, warrants, or securities convertible into or exercisable for shares of its capital stock.
          Section 4.3 Subsidiaries. Each direct and indirect Subsidiary of the Company is (i) a corporation, partnership or other legal entity, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (iii) is qualified to transact business, and is in good standing, in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to have such power or be so organized, existing, qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any Liens (other than Liens arising by operation of law that are in effect on the date hereof and are described in the Disclosure Schedule), claims, encumbrances, security interests, equities and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of, or any other equity interest in, any Subsidiary of, the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement.
          Section 4.4 Authority; Non-Contravention. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Plan of Merger by the Company Shareholders, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Plan of Merger by the Company Shareholders. The only vote of the Company Shareholders necessary to approve the Plan of Merger is the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity). The Company Board has unanimously approved the Plan of Merger and this Agreement and resolved to recommend approval of the Plan of Merger and this Agreement, if required, by the holders of shares of Common Stock (subject to its right to withdraw, modify or amend its recommendation solely as set forth in, and in accordance with the terms of, Section 7.3(d) of this Agreement). At a meeting duly called and held prior to the execution of this Agreement, the Merger Option Agreement and the Shareholder Agreement, a duly authorized special committee of the Company Board consisting solely of “disinterested directors” (as defined in Section 302A.673 of the MBCA) of the Company who also satisfied the requirements of Section 302A.675, subdivision 2 of the MBCA duly and unanimously adopted resolutions approving the Plan of Merger, this Agreement, the Merger Option Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby for purposes of Sections 302A.673, 302A.671 and 302A.675 of the MBCA. In addition, the Company Board has approved any amendment, consent, waiver or release of any provision of any of its agreements with the shareholder party to the Shareholder Agreement, including Section 4 of the Registration Rights Agreement between the shareholder and the Company, in order to permit the execution, delivery and performance by that shareholder of the Shareholder Agreement.
          (b) The execution and delivery of this Agreement does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien (as defined below) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, commitment, binding understanding or other contract (each a “Contract”) or permit or license to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule, listing standard, arbitration award or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or pledges, liens, charges, mortgages, encumbrances and security interests (“Liens”) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company and its Subsidiaries to perform their material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby. No registration, declaration or filing with (each, a “Registration”) or authorization, consent or approval (each, a “Consent”) of any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory or administrative agency or tribunal (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, the Offer or the other transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices identified in the Disclosure Schedule, (v) those regulatory consents, approvals and waivers set forth in the Disclosure Schedule hereto, (vi) as may be required in connection with the Taxes described in Section 7.10, (vii) such filings as may be required under Chapter 80B of the Minnesota Statutes, and (viii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.

          Section 4.5 Company SEC Documents. (a) Since December 31, 2005, the Company has filed all documents with the SEC required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. Each of the financial statements of the Company, including the related notes, included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate would not be material and, with respect to Company SEC Documents filed prior to the date hereof, to any other adjustments set forth therein). Other than as set forth in Section 4.5(a) of the Disclosure Schedule, to the best knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review or investigation and there are no unresolved SEC comments with respect to any of such documents.
          (b) Neither the Company nor any of its Subsidiaries had at September 30, 2007, or has incurred since that date, any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) liabilities, obligations or contingencies (A) which are reflected or reserved against in the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, or reflected in the notes thereto, (B) which were incurred in the ordinary course of business and consistent with past practices since September 30, 2007, or (C) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied or in the notes thereto.
          (c) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure, and the Company has no reasonable basis to believe such controls and procedures are not effective to ensure, that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has established and maintains a system of internal accounting controls and financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company that (i) was effective as of December 31, 2005 and (ii) with respect to subsequent periods, has been designed by the Company to be, and the Company has no reason to believe it will not be, effective, in each case, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in internal controls. To the best knowledge of the Company, since December 31, 2005 and prior to the date of this Agreement, the Company has not received any material complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices other than any such complaint, allegation, assertion or claim resolved prior to the date of this Agreement with the approval of the Audit Committee of the Company Board. The Company has made available to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2005 regarding significant deficiencies, material weaknesses and fraud.
          Section 4.6 Offer Documents; Proxy/Information Statement; Schedule 14D-9.
          (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule TO or other Offer Documents or the Proxy/Information Statement will, in the case of the Schedule TO and other Offer Documents, at the time of filing with the SEC and the date first published, sent or given to the Company Shareholders, and, in the case of the Proxy/Information Statement, at the time of mailing of the Proxy/Information Statement and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Proxy/Information Statement such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company Shareholders. The Proxy/Information Statement will comply as to form in all material respects with the provisions of the Exchange Act.
          (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9.
          Section 4.7 Absence of Certain Events. Since September 30, 2007, the Company and each of its Subsidiaries has operated its respective business in all material respects in the ordinary course consistent with past practice and since December 31, 2006, there has not occurred (a) any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (b) any entry into any commitment or transaction that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect; (c) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (d) any amendments or changes in the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries; (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, assets, stock, property or other securities) with respect to any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries (other than dividends or distributions by a Subsidiary to the Company or any other Subsidiary), or any direct or indirect or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options); or (f) any action that would be prohibited by Section 6.1 if taken after the date hereof.
          Section 4.8 Litigation. There are no material litigations, actions, suits or proceedings pending against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal (it being agreed that for this purpose, an item shall be considered “material” if it (a) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business or operations of the Company or any of its Subsidiaries as currently conducted or seeks to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services, (b) would reasonably be expected to, individually or in the aggregate, result in material damages or a material award or fine against or settlement or other payment by the Company or any of its Subsidiaries or seeks to impose criminal liability on the Company, any of its Subsidiaries or any of their officers or directors in their capacities as such or (c) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement). None of the Company, any of its Subsidiaries, or any officer or director of the Company or any of its

Subsidiaries, in his or her capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing material order, judgment, decree or injunction of, rule or written agreement with, any Governmental Entity.
          Section 4.9 No Violation of Law. Neither the Company nor any of its Subsidiaries is in violation of or has been given written or, to its best knowledge, other notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no investigation or review by any Governmental Entity is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors, nor to the best knowledge of the Company has any Governmental Entity indicated an intention to conduct the same (except for such reviews or investigations that relate to (a) the Merger and the other transactions contemplated by this Agreement that may occur following announcement of this Agreement, (b) the obtaining of Consents or the making of Registrations or (c) the clearance by the SEC of the Proxy Information Statement, which in each case would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No suspension or cancellation of any material Company Permit is pending or, to the best knowledge of the Company, threatened which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.
          Section 4.10 Taxes. (a) The Company and its Subsidiaries have (i) duly filed (or have had filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and (ii) duly paid (or have had paid on their behalf) in full all Taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company’s balance sheet included in the latest Quarterly Report on Form 10-Q filed by the Company to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with U.S. GAAP in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, (1) there are no material Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with U.S. GAAP, and (2) the Company has not received any written notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries that has not been resolved in full. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes or is party to any agreement providing for indemnification for Taxes with any entity that is not, directly or indirectly, a Subsidiary of the Company.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.
          (c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) includes all federal, state, local and foreign income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
          Section 4.11 Employee Benefit Plans; ERISA. (a) Section 4.11 of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any liability or contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, equity-based, vacation, retirement, stock purchase, stock option, or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) and (ii) each employment, change-in-control, retention severance or similar agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits (each, an “Employment Agreement”).
          (b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any and (vii) any material correspondence. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Employee Benefit Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries committed (whether or not such commitment is legally binding) to make any such amendments or to adopt or approve any new Employee Benefit Plan or Employment Agreement that would materially increase the liability of the Company and its Subsidiaries taken as a whole.
          (c) The Company has, or has applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer). Each Employee Benefit Plan intended to be, or required to be, a qualified plan is so qualified.
          (d) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries has incurred any material liability under Title IV of ERISA or Section 412 of the Code, nor, to the knowledge of the Company, is any such material liability reasonably expected to be incurred.
          (e) (i) The Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans and the Employment Agreements and each Employee Benefit Plan and each Employment Agreement has been administered in all material respects in accordance with its terms; (ii) none of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Employee Benefit Plan or any participant in an Employee Benefit Plan.
          (f) Except as set forth in Section 4.11(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries.

          (g) All Employee Benefit Plans that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable laws (including, if they are intended to qualify for special Tax treatment, applicable Tax laws).
          (h) There are no agreements or Employee Benefit Plan or Employment Agreement provisions which will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights which are or would be reasonably expected to be “excess parachute payments” under Section 280G of the Code. All plans or arrangements subject to Section 409A of the Code are in substantial compliance with the requirements of such Section, based on a good faith, reasonable interpretation of Section 409A of the Code and the relevant IRS notices, proposed regulations and final regulations.
          (i) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, change-in-control, retention, severance and other Employee Benefit Plans (collectively, “Arrangements ”) to certain holders of Company Common Shares and other securities of Company (the “Covered Securityholders ”). The Company hereby represents and warrants that all such amounts payable under the Arrangements (A) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereof) and (B) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also hereby represents and warrants that (1) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (2) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee thereof or its independent directors. A true and complete copy of any resolutions reflecting any approvals and actions referred to in the preceding sentence has been provided to Parent by the Company prior to the execution of this Agreement.
          Section 4.12 Environmental Matters.
          (a) (i) The Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws (as defined in Section 4.12(b)), including having all permits, licenses and other approvals and authorizations reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted in all material respects, (ii) none of the properties owned by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (v) that would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no conditions existing on currently or formerly owned or leased properties, assets or businesses of the Company or the Company’s Subsidiaries (including soils, groundwater, surfacewater, indoor air, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, except for any claim, proceeding, action or liability which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has provided or made available to Parent all material reports and information in the Company’s or any of its Subsidiaries’ or any of their respective officers’, directors’ or employees’ possession with respect to environmental, health and safety matters concerning all currently or formerly owned or leased properties, assets or businesses of the Company and the Company’s Subsidiaries.
          (b) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, interpretation, requirement or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
          (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.
          Section 4.13 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act. Other than any Subsidiary of the Company, to the best knowledge of the Company, no executive officer or director or other Affiliate of the Company owns or has any interest in any assets (real or personal, tangible or intangible) used to conduct the business of the Company as it is currently conducted, or is a party to, or has a controlling interest in a Person that is a party to, any material contract or arrangement with the Company or any of its Subsidiaries relating to a relationship as customer of or supplier or lessor to the Company or any of its Subsidiaries. Neither the Company nor any Affiliate of the Company has any agreement, arrangement or other understanding with any officer, director or employee of the Company or any of its Subsidiaries with respect to any matter relating to the transactions contemplated by this Agreement other than the Material Employment Agreements, the Employee Benefit Plans, indemnification arrangements and director compensation for service on the Company Board. Since December 31, 2006, to the best knowledge of the Company, no current or former executive officer or director of the Company or any of its Subsidiaries has asserted any claim, charge, action or cause of action against the Company or any of its Subsidiaries and no such item previously asserted remains pending, except for (i) immaterial claims for accrued vacation pay, accrued benefits under any Employee Benefit Plan and similar matters or (ii) any items first asserted after the date hereof which the Company reasonably believes do not have merit. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          Section 4.14 Intellectual Property.
          (a) The Company has previously made available to Parent a complete and accurate list of all issued patents and pending patent applications, registered and applied for trademarks, service marks, copyrights or domain names owned by the Company or any of its Subsidiaries, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor. As used in this Agreement, the items referred to in the preceding sentence, along with (i) all material common law trademarks, trade dress and service marks and (ii) all other material unregistered IP Rights (as defined below), in each case, owned by the Company or any of its Subsidiaries, are collectively referred to as “Owned IP Rights”.
          (b) There are no claims that have been asserted or are pending or, to the best knowledge of the Company, threatened, challenging the ownership, validity or enforceability of any material Owned IP Right, and, to the best knowledge of the Company there is no reasonable basis for any such claim. No material Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling or charge of which the Company has received notice. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of which the Company has received notice is pending or, to the best knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of any material Owned IP Right. To the best knowledge of the Company, as of the date of this Agreement, all material registrations, applications therefor, filings, issuances and other actions are, and remain, in full force and effect at the United States Patent and Trademark Office, the

United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign.
          (c) Each of the Company and its Subsidiaries owns all right, title and interest in or has a valid and enforceable right to use (each free and clear of all material Liens other than for Taxes not yet due and payable), without payments to any third party except pursuant to a License-In Agreement (as defined below), all material IP Rights, each to the full extent necessary or used to carry on its respective business as currently conducted. None of (i) the Company or any of its Subsidiaries, (ii) the Owned IP Rights and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any IP Rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any IP Rights of any third party) that has not been resolved.
          (d) Neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any third party, of their rights to, or in connection with, any material Owned IP Rights. Neither the Company nor any of its Subsidiaries has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conduct with respect to any Owned IP Right other than in the ordinary course of business. To the best knowledge of the Company, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Owned IP Rights or material IP Rights used by the Company or any Subsidiary of the Company.
          (e) Each license, other than “off-the-shelf” commercially available software programs, pursuant to which the Company or any of its Subsidiaries licenses or sublicenses from a third party IP Rights that are used in or necessary for the conduct of the business by the Company or its relevant Subsidiary substantially in the manner currently conducted (such license agreements being referred to as “License-In Agreements”) is valid, binding and in full force and effect and will continue to be valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except for such licenses the loss of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement and, to the best knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a default or permit termination, modification, or acceleration thereunder, other than any such default or permit termination, modification or acceleration as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement, except in the ordinary course of business.
          (f) Each IP Right (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing, except for such failures to own an IP Right or have an IP Right available for use as would not, individually or in the aggregate, have a Material Adverse Effect.
          (g) The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain and protect, in all material respects, each item of material United States IP Rights that they own or use. The Company and each of its Subsidiaries have been and are in material compliance with all privacy policies of or applicable to the Company and its Subsidiaries.
          (h) The Company and each of its Subsidiaries have been and are in compliance with all United States federal, state or local laws and regulations and, to the best knowledge of the Company, all other laws and regulations, relating to consumer privacy policies, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (i) The Company and each of its Subsidiaries have established and are materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data. Neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to the data used in the businesses of the Company or any of its Subsidiaries or the systems used in the business of the Company or any of its Subsidiaries.
          (j) As used herein, “IP Rights” means all intellectual and industrial property which is recognized under the law of any jurisdiction in the world where the Company (including through any of its Subsidiaries) has or currently conducts business, whether under common law, by statute or otherwise, including, but not limited to, any intellectual or industrial property included in or covered by an application (including provisional applications), certificate, filing, registration or other document seeking or confirming IP Rights issued by, filed with or recorded by any Governmental Entity in any jurisdiction anywhere in the world, including but not limited to, intellectual or industrial property arising out of the following:
               (i) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications;
               (ii) trade names, trademarks, service names, service marks, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;
               (iii) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;
               (iv) computer code of any type (whether source code or object code) in any programming or markup language underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof;
               (v) uniform resource locators, website addresses, domain names, website content and all fixations thereof; and
               (vi) trade secrets, inventions, confidential and proprietary information, know-how, formulae, methods, schedules and processes.
          Section 4.15 Takeover Statutes. No further action is required by the Company Board, any committee of the Company Board or the Company Shareholders to render inapplicable to the Offer, the Merger, the Plan of Merger, this Agreement, the Merger Option Agreement, the Shareholder Agreement, and the transactions contemplated hereby and thereby the restrictions on (i) “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA, and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) and share acquisitions following the Offer set forth in Sections 302A.673 and 302A.675 of the MBCA, and, accordingly, neither such Section nor any other antitakeover or similar applicable law applies or purports to apply to any such transactions, other than Chapter 80B of the Minnesota Statutes. Except as set forth in this Section 4.15, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Offer, the Merger, the Plan of Merger, this Agreement, the Merger Option Agreement, the Shareholder Agreement, or any of the transactions contemplated hereby and thereby. Without limiting the foregoing, assuming compliance with Chapter 80B of the Minnesota Statutes, no Minnesota statute or United States federal statute shall, solely as a result of any such statute’s application to the Company, limit or restrict in any manner the right of Parent and Sub to vote any Shares acquired pursuant to the Offer, the Shareholder Agreement or the Merger Option Agreement, including Sections 302A.671 of the MBCA and Section 80B.10, Subdivision 4 of the Minnesota Statutes.
          Section 4.16 Title to Tangible Assets. The Company and each of its Subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current taxes, payments of which are not yet delinquent, and (b) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary), and except for such matters which, in each case, would not reasonably be expected to have a Material Adverse Effect on the Company. All leases under which the Company or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than any such failure to be in good standing, valid and effective and defaults thereunder which would not reasonably be expected to have a Material Adverse Effect on the Company.
          Section 4.17 Non-Competition; Non-Solicitation; Exclusivity. Neither the Company nor any of its Subsidiaries is a party to any Contract which (a) purports to restrict or prohibit the Company or any Subsidiary of the Company, directly or indirectly, from engaging in any line of business or selling any product in any geographic area or with any Person, or soliciting any potential customers or employees, (b) requires any of them to provide business, distribution or investment opportunities or pricing to any Person on an exclusive, priority or most favored basis, or (c) requires the Company or any of its Subsidiaries to make payments to any Person who is not an employee of the Company (whose rights terminate upon termination of employment) based upon the quantity of product sold or proceeds of sales of any product.
          Section 4.18 Opinion of Financial Advisors. The Company’s financial advisors, Goldman, Sachs & Co. (the “Company Financial Advisor”), have delivered to the Company Board an oral opinion, to be confirmed in writing (the “Fairness Opinion”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Offer and the Merger is fair to such holders from a financial point of view.
          Section 4.19 Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisor. The Company has provided or made available to Parent true and complete copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.
          Section 4.20 Insurance. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Material Adverse Effect.
          Section 4.21 Material Contracts. (a) Except as set forth in Section 4.21(a) of the Disclosure Schedule, and other than any employment or severance agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) that has been or would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC that has not been so filed; (ii) that creates a partnership or joint venture or similar arrangement; (iii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness of or to the Company or any of its Subsidiaries in excess of $500,000; (v) that is a Contract (other than this Agreement) for the purchase or sale of any Person or assets after the date hereof in excess of $500,000 (other than customer or supplier contracts); (vi) that is a collective bargaining agreement; (vii) under which the Company or any of its Subsidiaries has made or received payments in excess of $250,000 between January 1, 2006 and the date hereof (other than customer or supplier contracts and payments between the Company and its Subsidiary or between Subsidiaries or investments having a maturity of 90 days or less which are obligations issued by or guaranteed as to payment of principal by the full faith and credit of the United States or instrumentalities thereof); (viii) that, other than the Articles of Incorporation and By-Laws of the Company or any of its Subsidiaries, provides for the indemnification of any officer, director or employee of the Company or any of its Subsidiaries; (ix) that provides for any obligation of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person; (x) that is an outstanding power of attorney, or provides for an obligation or liability of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party that could result in payments in excess of $100,000, other than obligations between the Company and any of its Subsidiaries; (xi) that is with a customer, client or supplier and involves consideration of $2,000,000 or more for the year ended December 31, 2006, or that is reasonably likely to involve consideration in the year ending December 31, 2007 in excess of $2,000,000; or (xii) that would be required to be set forth in Section 4.17 of the Disclosure Schedule. Each such Contract described in clauses (i)-(xii) is referred to herein as a “Material Contract”. Section 4.21(a) of the Disclosure Schedule sets forth a complete and accurate list of each customer of the Company or any of its Subsidiaries (A) which accounted for revenue of $1,000,000 or more in either of 2006 or 2007 (through the date of this Agreement), and (B) which, as of the date hereof, has provided notice of an intention (x) to terminate its Contract with the Company or a Subsidiary of the Company or (y) not to renew its Contract with the Company or a Subsidiary of the Company at the end of the current Contract’s term.
          (b) Each Material Contract (i) is a valid and binding obligation of the Company or its relevant Subsidiary party thereto enforceable against the Company or such Subsidiary in accordance with its terms and, to the best knowledge of the Company, each other party thereto, and (ii) is in full force and effect, except, in each case, as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity). The Company or such Subsidiary has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract and, to the best knowledge of the Company, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract, except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company or its relevant Subsidiary party thereto is not in violation of or in default of any obligation under (or is not aware of any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, to its best knowledge, no other party is in violation of, or in default of any obligation under, such Material Contracts, in each case except for any violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Parent true and complete copies of all Material Contracts (with pricing and similar information redacted except as otherwise agreed).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:
          Section 5.1 Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its assets and carry on its business as now being conducted. Each of Parent and Sub is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of Parent and Sub or which would not be reasonably be expected to prevent or delay materially consummation of the Offer or the Merger.
          Section 5.2 Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations, and will not do so, other than the execution of this Agreement, the Merger Option Agreement and the Shareholder Agreement, the performance of its obligations hereunder and thereunder, and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Offer, the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens.
          Section 5.3 Authority; Non-Contravention. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and to consummate the Offer and the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Offer and the Merger and the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity). The execution and delivery of this Agreement does not, and the consummation of the Offer and the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries (as hereinafter defined) under, any provision of (i) the charter, by-laws or other organizational documents of Parent and any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or would not be reasonable expected to prevent the consummation of the Offer or the Merger or any of the other material transactions contemplated hereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer and the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of Exchange Act, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances or notices, (v) those matters, including but not limited to, regulatory consents, approvals and waivers, set forth in the Disclosure Schedule hereto, (vi) as may be required in connection with the Taxes described in Section 7.10, (vii) such filings as may be required under Chapter 80B of the Minnesota Statutes and (viii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub their to perform their obligations hereunder or would not be reasonably expected to prevent or materially delay the consummation of the Offer and the Merger or any of the material transactions contemplated hereby.
          Section 5.4 Offer Documents and Proxy/Information Statement. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Schedule TO or other Offer Documents, the Schedule 14D-9, or the Proxy/Information Statement (i) in the case of the Schedule TO or other Offer Documents and the Schedule 14D-9, as applicable, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published sent or given to the holders of Shares, or (ii) in the case of the Proxy/Information Statement, at the time of the mailing of the Proxy/Information Statement and any amendments or supplements thereto and at the time of the Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in any of such documents.
          Section 5.5 Financing. Parent has, and will have, available sufficient funds to enable it and Sub to consummate the Offer and the Merger and the transactions contemplated by this Agreement, including without limitation, to pay the aggregate Offer Price for Shares accepted for payment pursuant to the Offer, the Merger Consideration to be paid to the holders of shares of Common Stock and the aggregate consideration to be paid to holders of Options as a result of the Merger.
          Section 5.6 Litigation. Except for matters which are not, individually or in the aggregate, reasonably likely to prevent or materially delay, or materially impair the ability of Parent or Sub to consummate, the transactions contemplated by this Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending against Parent or any of its subsidiaries.
          Section 5.7 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.
          Section 5.8 Ownership of Shares. Except as previously disclosed to the Company, neither Parent nor Sub or any of their Subsidiaries beneficially owns any shares of Common Stock as of the date hereof.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 6.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule and except as contemplated by the Company’s annual or capital budget (including the right to substitute projects of substantially similar characteristics), during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, (ii) the date directors designated by Parent or Sub constitute a majority of the Company Board, or (iii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Disclosure Schedule, and except as contemplated by the Company’s annual or capital budget, and subject to the provisions of Section 7.5, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which shall not be unreasonably withheld):
          (a) (x) declare, set aside or pay any dividends (whether in cash, assets, stock, property or other securities) on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares of Common Stock in connection with taxes payable in respect of the exercise of Options or in connection with the “cashless” exercise of Options);
          (b) (x) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than for, the issuance of shares upon the exercise of Options), (y) except as contemplated by this Agreement, amend, waive or otherwise modify the terms of any such rights, warrants or options, or (z) except as contemplated by this Agreement, accelerate the vesting of any Options (other than acceleration which occurs in connection with the Offer or the Merger);
          (c) amend its Articles of Incorporation or By-laws or other organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any material Subsidiary of the Company;
          (d) except as required by contractual commitments existing on the date hereof and except for purchases of inventory in the ordinary course of business consistent with past practice, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that have a value in excess of $1 million individually and $3 million in the aggregate;
          (e) except as required by contractual commitments existing on the date hereof and except sales of obsolete assets or sales of inventory in the ordinary course of business substantially consistent with past practice, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that have a value in excess of $1 million individually and $3 million in the aggregate;
          (f) except in the ordinary course of business, (i) amend or otherwise modify, or terminate, any Material Contract, agreement or commitment, (ii) or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its Subsidiaries if, in each case, such contract, agreement, commitment, venture, lease or management agreement involves or could reasonably be expected to involve the receipt or payment by the Company or any of its Subsidiaries of $1 million or more per year;
          (g) (x) except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pre-payable without penalty, incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, capitalized leases or other similar instruments, or secured by any lien on any property, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) or engage in any other financing arrangements, or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any Subsidiary of the Company and except in connection with the sale of the products of the Company and its Subsidiaries in the ordinary course of business consistent with past practice or (y) guarantee any obligations of another Person (other than the Company or any of its subsidiaries), enter into any “keep well” or other agreement to maintain the financial condition of another Person (other than the Company or any of its Subsidiaries) or cancel or forgive any debts owed to it (except if determined in good faith not to be collectible consistent with past practice) or waive any rights of material value;
          (h) except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting principles or practices used by it materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;
          (i) except in the ordinary course of business, settle or compromise any material pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $500,000 individually and $1 million in the aggregate;
          (j) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice and except for payments, discharges or satisfactions of no more than $250,000 individually and $1 million in the aggregate;
          (k) (x) increase in any manner the compensation and employee benefits of any of its directors, executive officers and other employees or pay any pension or retirement allowance not required by law or any existing plan or agreement to any such employees, (y) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee, other than, in the case of each of (x) and (y), (A) increases in the compensation of employees who are not officers or directors of the Company or any of its Subsidiaries made in connection with transfers and promotions in the ordinary course of business consistent with past practice, (B) the establishment of terms of employment (including compensation) of newly hired employees other than officers in the ordinary course of business consistent with past practice, and (C) amendments to existing pension, retirement, profit-sharing or welfare benefit plans or agreements or employment, severance or change in control agreements required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not expand the benefits to be received thereunder) or (z) except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit; provided, however, that the Company and any of its Subsidiaries may pay cash bonuses and other cash incentive compensation in respect of calendar year 2007 to their employees, including their executive officers at the times contemplated by their bonus and incentive compensation arrangements or, if earlier, immediately prior to the Effective Time, so long as the aggregate amounts paid do not exceed the greatest of (A) the bonuses and incentive compensation (including, but not limited to, sales commissions) payable based on the actual satisfaction of the applicable performance goals through the Effective Time, and (B) the amounts accrued by the Company and its Subsidiaries in respect of the portion of 2007 ending at the Effective Time;

          (l) (x) change its material (A) Tax accounting policies or practices, or (B) Tax elections, or (y) settle any material audits, examinations or litigation with respect to Taxes, except, in each case, as may be required by applicable law or U.S. GAAP;
          (m) change fiscal years;
          (n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any material Subsidiary of the Company or complete any of the actions that would be contemplated by any such plan, or organize any new Subsidiary;
          (o) enter into any collective bargaining agreement;
          (p) make or agree to make any new capital expenditures in excess of the amounts reflected in the capital expenditure budgets provided or made available to Parent prior to the date hereof;
          (q) dispose of, permit to lapse, waive, release or assign any material rights, or settle any claims, with respect to any material IP Right where such settlement would reasonably be expected to result in the receipt or expenditure of more than $100,000 by the Company or any of its Subsidiaries;
          (r) enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course consistent with past practice;
          (s) (A) knowingly waive the benefits of, agree to modify in any material manner, terminate, release any Person from or fail to use reasonable best efforts to enforce, if requested by Parent (provided that the Company shall, as promptly as reasonably practicable, notify Parent of any breach of), any confidentiality, standstill or similar contract entered into on or prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party, which covers or relates to its business, assets or properties or to which the Company or any of its Subsidiaries is a beneficiary or (B) approve (by action of the Company Board or any committee thereof) any business combination, transaction or acquisition of Shares, or any Person (other than Parent, Sub or their Affiliates) becoming an “interested shareholder”, under Sections 302A.011 and 302A.673 of the MBCA);
          (t) enter into any Contract that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries or Affiliates to compete, now or in the future, in any geographic area or line of business or limit the Persons to whom the Company or any of its Subsidiaries or Affiliates may, now or in the future, sell products or services or restrict their ability to sell, now or in the future, any products, or enter into any Contract with respect to the distribution or sale of products in any geographical region in which such products are not sold as of the date of this Agreement; or
          (u) take, or agree in writing or otherwise to take, any of the foregoing actions.

          Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 6.1 shall not constitute a misrepresentation or breach of warranty or covenant.
          Section 6.2 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise complete control of its business and operations.
ARTICLE VII
ADDITIONAL AGREEMENTS
          Section 7.1 Company Shareholder Approval; Proxy/Information Statement. (a) If approval or action in respect of the Merger by the Company Shareholders is required by applicable law, the Company shall take all action reasonably necessary in accordance with the MBCA and its Articles of Incorporation and By-laws to call a meeting of the Company Shareholders (the “Shareholder Meeting”) for the purpose of voting upon the Plan of Merger and this Agreement. If necessary, the Shareholder Meeting shall be held as soon as reasonably practicable following the purchase of Shares pursuant to the Offer and the expiration of the Offer and following clearance of the Proxy/Information Statement by the SEC and the Company shall, through the Company Board recommend to the Company Shareholders the approval of the Plan of Merger and this Agreement and not rescind its declaration that the Merger is advisable. The record date for the Shareholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Shares purchased pursuant to the Offer.
          (b) As soon as reasonably practicable following the Acceptance Time, the Company shall prepare and file a preliminary Proxy/Information Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy/Information Statement to be cleared by the SEC. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy/Information Statement, and the Company shall notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy/Information Statement or for additional information and shall supply Parent reasonably promptly with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy/Information Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy/Information Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy/Information Statement, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Proxy/Information Statement has been cleared by the SEC, the Company shall mail the Proxy/Information Statement to the Company Shareholders.

          (c) Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Shareholder Meeting any information provided by it in the Proxy/Information Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy/Information Statement, insofar as it relates to Parent, and its affiliates, to comply with applicable law after the mailing thereof to the Company Shareholders.
          (d) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Shareholder Meeting information provided by it in the Proxy/Information Statement is or becomes incorrect or incomplete in any material respect. The Company will furnish such supplemental information as may be necessary in order to cause the Proxy/Information Statement to comply with applicable law after the mailing thereof to the Company Shareholders.
          (e) Parent agrees, subject to applicable law, to cause all Shares purchased pursuant to the Offer and all other Shares owned beneficially or of record by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger and adoption of the Merger Agreement.
          Section 7.2 Directors’ and Officers’ Indemnification. (a) Parent shall cause the Surviving Corporation (and its successors) to establish and maintain from and after the Effective Time provisions in its Articles of Incorporation and By-laws concerning the indemnification and exoneration of the Company’s and its Subsidiaries’ former and current officers and directors (each such officer and director, together with such Person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) that are no less favorable to those Persons than the provisions of the Articles of Incorporation and By-laws of the Company as in effect as of the date hereof. In addition, Parent shall cause the Surviving Corporation (and its successors) to indemnify and hold harmless the Indemnified Parties against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative legislative or investigative (whether internal or external) arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent applicable law permits a Minnesota corporation to indemnify its own directors and officers. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by the MBCA from the Surviving Corporation within twenty (20) business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such Indemnified Party provides an undertaking to promptly repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.
          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of substantially comparable coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties than the current policies or may provide for such coverage through policies which also cover Parent or its officers and directors) with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company, with Parent’s written consent (which shall not be unreasonably withheld prior to the Effective Time), may purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 200% of the current annual premium paid by the Company for its existing coverage.
          (c) In the event of any breach by the Surviving Corporation or Parent of this Section 7.2, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.2 as such fees are incurred upon the written request of any Indemnified Party.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Articles of Incorporation or By-laws of the Company, any other indemnification arrangement, the MBCA or otherwise. The provisions of this Section 7.2 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.
          (e) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 7.2.
          Section 7.3 No Solicitation. (a) After the date hereof and prior to the earlier of the termination of this Agreement and the Acceptance Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives of the Company or its Subsidiaries, not to, (i) solicit or initiate any proposal or offer which would reasonably be expected to lead to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets of the Company and its Subsidiaries (other than as permitted by Section 6.1), or (B) an equity interest in the Company or of any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), other than the transactions contemplated by this Agreement and other than any transactions initiated in good faith by the Company in the ordinary course of business that may not comply strictly with the terms of clauses (A) and (B) hereof and that are not reasonably expected to result in a Superior Proposal, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any non-public information to any Person (other than Parent, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 7.3(b)).
          (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the Acceptance Time, the Company may, in response to an unsolicited bona fide Acquisition Proposal which is received after the execution of this Agreement from a corporation, partnership, person or other entity or group (a “Potential Acquiror”) which the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is reasonably expected to lead to a Superior Proposal (x) furnish information to such Potential Acquiror, its representatives, advisors, and sources of debt or equity financing pursuant to an executed confidentiality agreement containing terms and provisions no less favorable to the Company than those contained in the Confidentiality Agreement, provided that all such information, if written, has previously been provided or made available to Parent or is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person, and, if oral and either not previously been provided to Parent or of a type or nature substantially different than that previously provided to Parent, is provided to Parent reasonably promptly (but in no event later than one business day) after such information is provided or made available to such Person, and (y) engage in discussions and negotiate with, such Potential Acquiror, its representatives, advisors and sources of debt or equity financing; provided, that in each case of the foregoing clauses (x) and (y), both (1) the Company Board has concluded, in good faith and after considering the advice of Dorsey & Whitney LLP or other nationally recognized outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law and (2) the Company has provided Parent with written notice of its intent to take any such action prior to taking such action and has complied with Section 7.3(c). As used herein, a “Superior Proposal”, means a bona fide written Acquisition Proposal (provided that for purposes of this definition, the references to “assets” or “equity interest” in the definition of Acquisition Proposal shall be deemed replaced with references to “assets representing 50% or more of the assets of the Company and its Subsidiaries, taken as a whole” or “an equity interest representing 50% of more of the voting securities of the Company or any of its Subsidiaries”, as applicable) obtained without violation of this Agreement that (A) the Company Board determines in good faith, after consultation with its independent financial advisor, would result in a transaction that would be more favorable, from a financial point of view, to the holders of Company Common Stock than the Offer and the Merger (taking into account the likelihood of consummation, the Person making the proposal or offer, the form and amount of consideration offered and all other terms of the proposal or offer, as well as any alterations to this Agreement proposed by Parent in response thereto and any other factors deemed relevant by the Company Board) and (B) either is not subject to a financing contingency or for which written financing commitments from credible financing sources have been provided.

          (c) The Company shall notify Parent orally within one business day and in writing within two business days after receipt of any Acquisition Proposal, any inquiry or meaningful communication with respect to an Acquisition Proposal, or request for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal or such inquiry, communication or request, and, if in writing, shall include a copy of such Acquisition Proposal, inquiry, communication or request. The Company shall keep Parent reasonably informed of any material changes with respect to such Acquisition Proposal, inquiry, communication or request and will provide Parent as soon as reasonably practicable (but in no event later than two business days) after receipt thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection therewith. The Company shall promptly notify Parent in writing upon determination by the Company Board that an Acquisition Proposal is a Superior Proposal. The Company shall not exercise its right to terminate this Agreement pursuant to Section 9.1(f) hereof until after the third business day following the date of delivery (the date of delivery being the date such written notice is deemed given under Section 10.2) to Parent of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 9.1(f).
          (d) Prior to the Acceptance Time, the Company Board may withdraw, modify or amend the Company Board Recommendation only if the Company Board determines in good faith and after considering the advice of Dorsey & Whitney LLP or other nationally recognized legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Company Board under applicable law. Prior to so withdrawing, modifying or amending the Company Board Recommendation, the Company Board shall give Parent at least three (3) business days’ prior written notice of its intent to take such action. Without limiting, modifying or restricting, in any way, Parent’s rights under Section 9.1(d), nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company Shareholders which, in the judgment of the Company Board after receiving advice of outside counsel, may be required under applicable law (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not give rise to any termination right of Parent). The furnishing of information or engaging in discussions or negotiations by the Company in accordance with paragraph (b) of this Section 7.3 shall not, by themselves, constitute a change, withdrawal or modification of the Company Board Recommendation. No change, withdrawal or modification in the recommendation of the Company Board to the Company Shareholders with respect to this Agreement or the Plan of Merger shall change the approval of the Company Board for purposes of causing any state takeover law (including Sections 302A.671, 302A.673 and 302A.675 of the MBCA) or other state law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

          Section 7.4 Access to Information; Confidentiality. Subject to restrictions of applicable law (including antitrust and privacy laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent and its representatives shall have the right to conduct environmental and engineering inspections of the Company’s properties. Notwithstanding anything to the contrary in this Section, the Company shall not be required to (i) provide any information which it reasonably believes it may not provide Parent or Sub by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties and (ii) permit invasive physical testing of any real property. All information exchanged pursuant to this Section 7.4 shall be subject to the Confidentiality and Non-Disclosure Agreement between the Company and Parent, dated November 6, 2007 (the “Confidentiality Agreement”).
          Section 7.5 Commercially Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement, including (i) the identification and obtaining of all necessary, advisable or appropriate actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary Registrations (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary, advisable or appropriate consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger, and the other transactions contemplated by this Agreement, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 7.3. Without limiting the foregoing, the Company and its Subsidiaries shall not take or agree to take any action or make any commitment with respect to any acquisition of businesses or assets which would reasonably be expected to delay or prevent consummation of the Merger.

          (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as reasonably practicable, and in any event prior to fifteen business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all commercially reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger (including with respect to any of the suits, actions or proceedings described in clause (i) of Annex I to this Agreement) so as to enable the consummation thereof as promptly as reasonably practicable; provided, however, that Parent shall not be required to agree to or accept (i) limitations on the ability of Parent to vote the capital stock of the Company or the Surviving Corporation on any matter or (ii) any divestitures by Parent, the Company or any of their respective Subsidiaries, of shares of capital stock or of any business, assets, rights or property of Parent or its Subsidiaries or of the Company or its subsidiaries or the imposition of any limitations on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock if such divestitures or limitations, individually or in the aggregate, would be material to the business or financial condition of any reporting segment of Parent or the Company (with materiality determined based on the size of such reporting segment as of the date of this Agreement) (any of the matters referred to in clause (i) or (ii) being a “Substantial Detriment”). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action), provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

          (c) Each of Parent, on the one hand, and the Company, on the other hand, shall use their respective commercially reasonable efforts to obtain any third party Consents (i) necessary to consummate the transactions contemplated by this Agreement, all of which are disclosed in Section 4.4(b)(ii) of the Disclosure Schedule or (ii) required to prevent a Company Material Adverse Effect from occurring as a result of the proposed consummation of the Merger or the consummation of the Merger. The Company shall consult with Parent in advance of obtaining any third party Consent and shall not offer any such third party any financial incentives or modifications of any rights without the prior written consent of Parent, which shall not be unreasonably withheld. In the event that the Company shall fail to obtain any third party Consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Parent and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such Consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld or delayed, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Parent or its respective Affiliates shall be required to pay or commit to pay to such Person whose Consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
          Section 7.6 Benefit Plans. (a) After the Effective Time, for a period of not less than one year after the Effective Time, Parent shall cause the Surviving Corporation to provide employees of the Company who remain employees of the Company with compensation and employee benefits (other than equity-based plans) that are not materially less favorable in the aggregate to such employees than those benefits the Company provides to those employees as of the date of this Agreement.
          (b) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for purposes of eligibility to participate, vesting and, solely for the purposes of vacation and severance, benefits accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or such service would not be counted under the terms of the applicable plan for similarly situated employees of Parent. In addition, to the extent permissible by the applicable insurance carrier or vendor on commercially reasonable terms, all such plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees and shall provide that any expenses, co-payments, and deductibles paid or incurred on or before the Acceptance Time and the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

          (c) No employee of the Company or any of its Subsidiaries shall be a third party beneficiary under this Section 7.6 and this Section is not intended to, and shall not, constitute an amendment or modification of any Employee Benefit Plan for purposes of ERISA or otherwise.
          (d) All shares of Common Stock held in the ASV Stock Fund as of the Effective Time will be converted into the Merger Consideration in accordance with Section 3.1.
          Section 7.7 Fees and Expenses. (a) Except as otherwise set forth in this Section, all fees and expenses incurred in connection with the Offer and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
          (b) Subject to Section 7.7(e), the Company agrees to pay Parent a fee equal to $17 million if:
                    (i) this Agreement is terminated by Parent pursuant to Section 9.1(d)(i) or 9.1(d)(ii) (in which case, the fee shall be payable within two business days after such termination);
                    (ii) this Agreement is terminated by the Company pursuant to Section 9.1(f) (in which case, the fee shall be payable at the time of termination); or
                    (iii) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) and all conditions to the purchase of Shares pursuant to the Offer other than the Minimum Tender Condition have been satisfied or waived, and, the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal for the Company relating to assets representing 50% or more of the assets of the Company and its Subsidiaries taken as a whole or equity securities representing 50% or more of the Company’s outstanding voting securities or any of its Subsidiaries (a “Competing Proposal”) had been consummated or had been made (other than by Parent or its affiliates) and not withdrawn and within nine months after such termination either the Company has entered into a definitive agreement relating to a Competing Proposal for the Company or a transaction contemplated by a Competing Proposal for the Company has been consummated (in which case, the fee shall be payable within two business days after such consummation).
          (c) The fee payable pursuant to Section 7.7(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 7.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.7(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this paragraph (b) the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit.

          (d) Upon termination of this Agreement pursuant to Section 9.1(b)(i), Section 9.1(c), Section 9.1(d) or Section 9.1(f), the Company will pay to Parent the Expenses on the date of such termination. If subsequent to the Company’s payment of Expenses, the fee payable pursuant to Section 7.7(b) is paid by the Company, then any prior payment of Expenses shall be credited against the subsequent fee. For purposes of this Agreement, the “Expenses” shall be fifty percent (50%) of the cash amount necessary to fully reimburse Parent, Sub, and their affiliates for all documented out-of-pocket fees and expenses incurred at any time (whether before or after the date hereof) prior to the termination of this Agreement by any of them or on their behalf in connection with the Offer, the Merger, the preparation and negotiation of this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement, including all fees and expenses of counsel, accountants, experts and consultants to Parent, Sub or any of their Affiliates in connection with the Offer, the Merger, the preparation of this Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement (the fees and expenses contemplated by this paragraph (d) being called, collectively, the “Expenses); provided, however, that the aggregate amount of the Expenses to be paid by the Company under this Section 7.7(d) shall not exceed $2 million.
          (e) Parent agrees that the payment provided for in Section 7.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 7.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 7.7(b); provided, however, that nothing herein shall limit Parent’s rights under Section 10.3 hereof. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 7.7(b).
          Section 7.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
          Section 7.9 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.
          Section 7.10 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Parent or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Common Stock.
          Section 7.11 Future Shareholder Litigation. Subject to any fiduciary duties of the Company Board, any applicable privileges, and any confidentiality limitations the Company shall consult on a timely basis with Parent with respect to the Company’s defense in any shareholder litigation (other than any litigation where the interests of the Company or any of its Affiliates are adverse to those of Parent or any of its Affiliates) against the Company relating to the transactions contemplated by this Agreement.
          Section 7.12 Section 16. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.
ARTICLE VIII
CONDITIONS PRECEDENT
          Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. If approval of this Agreement and the Plan of Merger by the holders of Shares is required by applicable law, this Agreement and the Plan of Merger shall have been adopted by the requisite vote of the holders of Shares of the Company in accordance with the MBCA (the “Shareholder Approval”).
          (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition of any Governmental Entity preventing or making illegal the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all commercially reasonable best efforts to prevent the entry of any such injunction or other order, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as possible any such injunction or other order that may be entered (provided, that no party shall be obligated to take actions it is not required to take pursuant to Section 7.5 of this Agreement).
          (c) Acceptance of Shares Pursuant to the Offer. Sub shall have accepted Shares for payment pursuant to the Offer; provided, that the obligation of Parent and Sub to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this clause (c) if the failure of Sub to accept Shares for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or this Agreement by Parent or Sub.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Shareholder Approval (provided that, as of and from the Acceptance Time, a majority vote of the Continuing Directors is necessary for termination by the Company):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
                    (i) after June 30, 2008 (the “Outside Date”), if on or before the Outside Date, Shares shall not have been accepted for payment pursuant to the Offer provided, that, failure to consummate the Offer is not the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or
                    (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party which has not used its commercially reasonable best efforts to cause such order, decree, or ruling to be lifted or otherwise taken action necessary to comply with Section 7.5;
          (c) by Parent prior to the Acceptance Time (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement), if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Annex I, and (ii) cannot be or has not been cured within 20 business days after the giving of written notice to the Company of such breach;
          (d) by Parent prior to the Acceptance Time:
                    (i) if the Company Board withdraws, amends or modifies in a manner adverse to Parent or Sub its approval or recommendation of this Agreement, the Plan of Merger, the Offer or the Merger or fails to recommend to the Company Shareholders that they accept the Offer and give the Shareholder Approval;
                    (ii) if the Company shall have entered into a definitive agreement for a Superior Proposal; or

                    (iii) 30 days after all conditions to the Offer other than the Minimum Tender Condition shall have been satisfied or waived (provided, however, that this right to terminate may not be exercised by Parent if a Competing Proposal has been publicly announced and not been withdrawn);
          (e) by the Company prior to the Acceptance Time, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 20 business days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or
          (f) by the Company in order to enter into a definitive agreement for a Superior Proposal.
          Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than this Section, the last sentence of Section 7.4, Section 7.7, and Section 10.6, which provisions shall survive such termination, and except to the extent that such termination results from fraud or a willful breach by a party of any representation, warranty or covenant set forth in this Agreement in which case the party at fault shall not be released or relieved from any liabilities or damages; provided that, the foregoing exception shall be subject to and limited by Section 7.7(e).
          Section 9.3 Amendment. Subject to Section 1.5, this Agreement may be amended by the parties at any time before or after receipt of the Shareholder Approval; provided, however, that after receipt of the Shareholder Approval, there shall be made no amendment that by law requires further approval by the Company Shareholders without the further approval of such shareholders; and provided, further, that after this Agreement is adopted by the Company Shareholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company Shareholders hereunder, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          Section 9.4 Extension; Waiver. Subject to Section 1.5, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          Section 9.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to Section 9.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by the Company Board or the duly authorized designee of the Company Board; provided, that in the case of the Company, as of and after the date that Parent’s designees are appointed to the Company Board pursuant to Section 1.4(a), such action shall also require action by a majority of the Continuing Directors as set forth in Section 1.5.
ARTICLE X
MISCELLANEOUS
          Section 10.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time.
          Section 10.2 Notices. Except for notices that are specifically required to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows :
If to the Company:
A.S.V., Inc.
840 Lily Lane
P.O. Box 5160
Grand Rapids, Minnesota 55744
Attention: Thomas R. Karges
                 Chief Financial Officer
Facsimile: (218) 327-9123
Telephone: (218) 327-5365
with a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402-1498
Attention: Robert A. Rosenbaum, Esq.
                 Jonathan A. Van Horn, Esq.
Facsimile: (612) 340-7800
Telephone: (612) 492-6134

If to Parent or Sub:
Terex Corporation
200 Nyala Farm Road
Westport, CT 86880
Attention: Eric I. Cohen, Esq.
Facsimile: (203) 227-6372
Telephone: (203) 222-5950
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attention: Peter Golden, Esq.
Facsimile: (212) 859-4000
Telephone: (212) 859-8000
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.
          Section 10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 10.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 10.5 Entire Agreement. This Agreement, the Disclosure Schedule, the Merger Option Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
          Section 10.6 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          Section 10.8 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
          Section 10.9 No Third Party Beneficiaries. Except as provided in Section 3.2(c) (Exchange of Certificates – Exchange Procedures) and Section 7.2 (Directors’ and Officers’ Indemnification), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 10.10 Incorporation of Exhibits. The Disclosure Schedule, Annex I and the Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
          Section 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 10.12 Subsidiaries. As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the Company Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.
          Section 10.13 Person. As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

TEREX CORPORATION
By:	/s/ Eric I Cohen
	Name:	Eric I Cohen
	Title:	Senior Vice President

TEREX MINNESOTA, INC.
By:	/s/ Eric I Cohen
	Name:	Eric I Cohen
	Title:	Vice President

A.S.V., INC.
By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

          IN WITNESS WHEREOF, Parent, Sub and the Company have causd this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

TEREX CORPORATION
By:
Name:
Title:

TEREX MINNESOTA, INC.
By:
Name:
Title:

A.S.V., INC.
By:	/s/ Richard A. Benson
	Name:	Richard A. Benson
	Title:	Chairman and CEO

Signature Page to Agreement and Plan of Merger

ANNEX I
CONDITIONS TO THE OFFER
          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment and, subject to the terms of the Agreement, may terminate or amend the Offer if (i) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, (ii) there shall not be validly tendered and not withdrawn that number of Shares which represent at least a majority of all outstanding shares of Common Stock on a fully-diluted basis (which assumes the conversion or exercise of all derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) at the time of the expiration of the Offer (the “Minimum Tender Condition”), or (iii) at any time on or after the date of this Agreement and before the acceptance of any Shares for payment, any of the following conditions exist or shall occur and remain in effect:
     (a) any statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing or making illegal the consummation of the Offer or the Merger or limiting or restricting Parent or Sub’s ability to vote any Shares which may be acquired pursuant to the Offer (any of the foregoing, a “Prohibition”) shall be in effect and then only if such Prohibition (i) is any Prohibition of a United States federal or state Governmental Entity or German Governmental Entity or (ii) is any other Prohibition the violation of which, individually or in the aggregate, would reasonably be expected to result in a Substantial Detriment or would reasonably be expected to subject the Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee or any of them to criminal liability;
     (b) (i) the representations and warranties of the Company set forth in Section 4.2 relating to the capital stock of the Company shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation a nd warranty shall be true and correct in all material respects as of that date) and (ii) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties referred to in this clause (ii) to so be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

     (c) the Company shall not have performed in all material respects any material obligation, covenant and agreement required to be performed by it under this Agreement;
     (d) the Company and Parent shall have entered into a written agreement that the Offer or this Agreement be terminated;
     (e) (i) all Consents required to be obtained from any United States federal or state Governmental Entity or German Governmental Entity shall not have been obtained, or any conditions imposed in connection with such Consents would reasonably be expected to result, individually or in the aggregate, in a Substantial Detriment and (ii) all other Consents required to have been obtained from or made to any other Governmental Entity shall not have been so obtained or made, or any conditions imposed in connection with any of the foregoing shall, individually or in the aggregate, result in a Substantial Detriment, except where the failure to have so obtained or made such Consent would not, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment or reasonably be expected to subject Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee of any or them to criminal liability;
     (f) all Consents required to be obtained from any third party pursuant to Section 7.5(c) shall not have been obtained, or any payments, conditions, or modifications to any contracts, agreements or arrangements necessary to obtain such Consents shall significantly adversely affect the financial terms or anticipated benefits of the arrangements with any such third party;
     (g) the Retention Agreements executed by each of Mark S. Glassnapp, Delbert F. Carver, Brad G. Lemke, Thomas R. Karges, Lisa A. Walsh, and Kurt Bollman shall not be in full force and effect;
     (h) since the execution of this Agreement, there shall have occurred any change, event, effect, or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;
     (i) there shall be pending any suit, action or proceeding by any Governmental Entity challenging the acquisition by Parent or Sub of the Company, any Subsidiary of the Company, or any Shares, seeking to prohibit consummation of the Offer or Merger or the voting of any Shares which may be acquired pursuant to the Offer, or seeking any Order which would reasonably be expected to result in a Substantial Detriment; or
     (j) the Agreement shall have terminated in accordance with its terms.
          The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition, unless the failure of the satisfaction of any such condition has been caused by or resulted from the failure by Parent or Sub to fulfill any of its obligations under this Agreement, and any such condition may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent.

The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of Share.
          The capitalized terms used in this Annex shall have the meanings set forth in the Agreement to which it is attached.

AGREEMENT AND PLAN
OF MERGER
DATED AS OF
January 13, 2008
AMONG
TEREX CORPORATION
TEREX MINNESOTA, INC.
AND
A.S.V., INC.

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Annex I:	Conditions to Offer

Exhibit A:	Plan of Merger

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INDEX OF DEFINED TERMS

Acceptance Time	Section 1.4(a)
Acquisition Proposal	Section 7.3(a)
Affiliate	Section 4.13
Agreement	Preamble
Antitrust Division	Section 7.5(b)
Arrangements	Section 4.11(i)
Certificates	Section 3.1(b)
Closing	Section 3.7
Closing Date	Section 3.7
Common Stock	Recitals
Company	Preamble
Company Board	Section 1.3(a)
Company Board Recommendation	Section 1.3(a)
Company Financial Advisor	Section 4.18
Company Financial Statements	Section 4.5(a)
Company Permits	Section 4.9
Company SEC Documents	Section 4.5(a)
Company Shareholders	Section 1.3(a)
Company Stock Plan	Section 3.6
Competing Proposal	Section 7.7(b)(iii)
Confidentiality Agreement	Section 7.4
Consent	Section 4.4(b)
Contract	Section 4.4(b)
control	Section 4.13
Covered Securityholders	Section 4.11(i)
Dissenting Shares	Section 3.3
Effective Time	Section 2.2
Employee Benefit Plans	Section 4.11(a)
Employment Agreement	Section 4.11(a)
Environmental Law	Section 4.12(b)
ERISA	Section 4.11(a)
Exchange Act	Section 1.1(a)
Exchange Fund	Section 3.2(b)
Expenses	Section 7.7
Fairness Opinion	Section 4.18
FTC	Section 7.5(b)
Governmental Entity	Section 4.4(b)
Hazardous Substance	Section 4.12(c)
HSR Act	Section 4.4(b)
Indemnified Parties	Section 7.2(b)
Indemnified Party	Section 7.2(b)

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Initial Expiration Date	Section 1.1(d)
Initial Offering Period	Section 1.1(d)
IP Rights	Section 4.14(j)
IRS	Section 4.10(a)
License-In Agreements	Section 4.14(e)
Liens	Section 4.4(b)
Material Adverse Effect	Section 4.1
Material Contract	Section 4.21(a)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Option Agreement	Recitals
Minimum Tender Condition	Annex I
Offer	Recitals
Offer Commencement Date	Section 1.1(a)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.2(a)
Offer Price	Recitals
Option	Section 3.6
Options	Section 3.6
Outside Date	Section 9.1
Owned IP Rights	Section 4.14(a)
Parent	Preamble
Paying Agent	Section 3.2(a)
Person	Section 9.13
Plan of Merger	Section 1.3(a)
Potential Acquiror	Section 7.3(b)
Proxy/Information Statement	Section 1.3(a)
Registration	Section 4.4(b)
Sarbanes-Oxley Act	Section 4.5(c)
Schedule 14D-9	Section 1.3(b)
SEC	Section 1.1(d)
Securities Act	Section 4.5(a)
Shareholder Agreement	Recitals
Shareholder Approval	Section 8.1
Shareholder Meeting	Section 7.1(a)
Shares	Recitals
Sub	Preamble
Sub Share	Section 3.1(c)
Subsidiary	Section 9.12
Substantial Detriment	Section 7.5(b)
Superior Proposal	Section 7.3
Surviving Corporation	Section 2.1
Tax	Section 4.10(c)
Tax Return	Section 4.10(c)
Taxes	Section 4.10(c)
Transfer Taxes	Section 7.10
U.S. GAAP	Section 4.5(a)

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